EXHIBIT 99.1

NEWS RELEASE

Contact:	Gary Eshleman Senior Vice President and Chief Financial Officer (805) 449-3014

Jafra Reports Third Quarter and Year to Date Results

WESTLAKE VILLAGE, California, November 5, 2004 – Jafra Worldwide Holdings (Lux) S.àR.l. and subsidiaries, doing business as Jafra Cosmetics International (“Jafra” or “the Company”), today reported its financial results for the third quarter of 2004.

THIRD QUARTER RESULTS

Measured in local currencies, net sales increased approximately 13% in the third quarter of 2004 over the comparable prior year period. Net sales of $94.8 million in the third quarter of 2004 increased 10% compared to $86.8 million in the third quarter of 2003, which was less than the increase measured in local currencies because of weaker average exchange rates. Mexico’s net sales increased 30% and 22% measured in local currency and U.S. dollars, respectively, in the third quarter of 2004 over the third quarter of 2003. Net sales in the United States decreased 11% in the third quarter of 2004 over the comparable prior year period due to decreases in both the Hispanic Division and the U.S. Division. Europe’s net sales measured in U.S. dollars increased in the third quarter of 2004 by 9% compared to the third quarter of 2003 due primarily to stronger local currencies compared to the U.S. dollar. In local currencies, net sales in Europe were constant over both periods. Due primarily to the increases in the Mexico consultant base, the Company reported a 7% increase in the average number of consultants during the third quarter of 2004 over the comparable prior year period.

Income from operations was $13.0 million during the third quarter of 2004 compared to $11.5 million during the third quarter of 2003. During the third quarter of 2004, the Company recorded $2.2 million of restructuring and impairment charges, consisting primarily of severance charges due to the departure of certain members of management.

Exchange gain, primarly the remeasurement of U.S. dollar-denominated debt, had a favorable change of $9.2 million during the third quarter of 2004. Net interest expense (including interest income) decreased slightly during the third quarter of 2004 over the comparable prior year period. During the third quarter of 2004, the Company entered into a new credit agreement and as a result, the Company recorded a $4.5 million loss on extinguishment of debt related to the write off of deferred financing fees related to the previous credit agreement.

NINE-MONTH RESULTS

Measured in local currencies, net sales for the first nine months of 2004 increased 12% over the comparable prior year period. Net sales measured in U.S. dollars increased 9%, or $25.0 million to $301.7 million for the first nine months of 2004 compared to $276.7 million for the first nine months of 2003. The net sales increase was due to an increase in Mexico’s net sales which increased 24% and 17% measured in local currency and U.S. dollars, respectively, for the first nine months of 2004 over the first nine months of 2003. Net sales in Europe increased 7% measured in U.S. dollars primarily due to stronger average local currencies compared to the U.S. dollar, but decreased 2% measured in local currencies. Net sales in the U.S. decreased approximately 6% because of a decreased average consultant base and decreased consultant productivity. The Company reported an 8% increase in the average number of consultants during the first nine months of 2004 over the comparable prior year period.

Income from operations was $15.3 million for the first nine months of 2004 compared to $24.4 million for the first nine months of 2003. During the first nine months of 2004, the Company recorded $5.0 million of restructuring and asset impairment charges in order to move substantially all of its production to its Mexico subsidiary and related to severance charges for the departure of certain members of management. Additionally, the Company recorded $29.7 million of transaction related expenses during the first nine months of 2004 for the acquisition of the Company by Vorwerk and other transactions contemplated but not completed compared to $15.5 million of transaction related fees during the first nine months of 2003 for the recapitalization of the Company and other transactions contemplated but not completed. Transaction fees related to the acquisition in 2004 were primarily compensation expense to the holders of options to purchase Jafra S.A. stock for the cancellation of all options, bonus payments to certain members of management and non-employee board of director members and insurance cancellation costs due to change of control provisions within the insurance contracts. During the second quarter of 2003, the Company completed a recapitalization of its operations by the issuance of new debt and therefore expensed $13.3 million in bonus payments to the holders that held options to purchase common stock of CDRJ Investments Lux S.A. (the former parent of Jafra S.A.) and to certain members of management and non-employee board of director members.

Excluding these transaction related expenses and restructuring and impairment charges, income from operations on a non-GAAP basis would have been $50.0 million for the first nine months of 2004 compared to $40.0 million for the same period of the prior year. As a percentage of net sales, excluding transaction related expenses and restructuring and impairment charges, operating income on a non-GAAP basis in the first nine months of 2004 increased to 16.6% from 14.4% for the comparable prior year period.

Exchange losses, primarily due to the remeasurement of U.S. dollar-denominated debt, decreased $4.9 million during the first nine months of 2004 over the comparable prior year period. Interest expense (net of interest income) increased $6.4 million, primarily as a result of a greater average debt balance associated with the recapitalization of the Company’s operations in May 2003. During the first nine months of 2004, the Company recorded a $4.5 million loss on extinguishment of debt compared to $6.6 million in the comparable prior year period. During the first nine months of 2004 there was an income tax benefit of $1.7 million compared to income tax expense of $1.2 million in the first nine months of 2003. As a result of increased transaction related expenses, restructuring and impairment charges and interest expense partially offset by a favorable change in income taxes and decreased losses on extinguishment of debt, the Company’s net loss increased to $11.2 million for the first nine months of 2004 compared to $8.1 million for the first nine months of 2003.

Due to the discontinuation of operations in Venezuela, Colombia, Chile and Peru in 2003, the results of these markets are included in the statements of operations as losses on discontinued operations.

Commenting on the results, Ronald Clark, Chairman and Chief Executive Officer, said, “Jafra Mexico has continued to have an exceptional year. Mexico’s net sales measured in U.S. dollars increased 22% in the quarter and 17% year to date. This growth has been driven by the growth in the number of consultants in Mexico. In the quarter, Jafra Mexico averaged approximately 318,000 consultants, which is 22% more than in the same quarter of the prior year. Mexico has offered a variety of successful promotions during 2004, which have resulted in this significant growth. We are very proud of our Mexican operations.”

Gonzalo Rubio, Jafra’s President and Chief Operating Officer spoke about new strategies. “As we near the end of 2004, we are looking for ways to focus on our core business units of Mexico, the United States and Europe. As such, we have decided to cease direct selling operations in South America and have entered into a distributorship agreement with a third party in Brazil. Subsequent to the end of the third quarter, we concluded selling products out of our Brazil entity and look to do the same at our Argentina subsidiary in late 2004 or early 2005. We are excited about this new venture because it allows Jafra to keep a presence in Brazil and service Jafra consultants and their customers without taking our focus and efforts away from our core business units.”

Mr. Clark concluded, “We look forward to the completion of 2004, which will be another successful year for Jafra. We are excited about our possibilities in 2005 and look forward to the introduction of new products and programs.”

Non-GAAP Financial Measures

This news release contains information regarding the Company’s income from operations, as adjusted for the exclusion of transaction related expenses and restructuring and impairment charges. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is income from operations. The reconciliation of the non-GAAP financial measure for each period presented is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Income from operations, as reported	$13,040	$11,524	$15,309	$24,440
Adjustments:
Transaction related expenses	139	422	29,662	15,546
Restructuring and impairment charges	2,244	—	5,017	—

Income from operations, excluding transaction related expenses and restructuring and impairment charges	$15,423	$11,946	$49,988	$39,986

The Company

Jafra is a direct seller of skin and body care products, color cosmetics, fragrances and other personal care products. Jafra sells its Jafra brand products through a direct selling network of approximately 438,000 independent consultants, who market and sell Jafra’s products to their customers. Jafra operates in three primary markets: Mexico, the United States and Europe. In Europe, Jafra operates in Germany, Switzerland, Italy, Austria, Holland and several other countries through distributors. More information about Jafra and its products can be found on the Company’s website, http://www.jafra.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results, and are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent reports on Form 10-K and Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with future growth, dependence on new product offerings, currency adjustments, international operations, competition, and financial risk management, among others. The Company undertakes no obligation to update any such forward-looking statements.

JAFRA WORLDWIDE HOLDINGS (LUX) S.àR.l. AND SUBSIDIARIES
($ in Thousands)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Statements of Operations Data:
Net sales	$94,823	$86,594	$301,661	$276,742
Cost of sales	20,372	19,550	68,429	63,794

Gross profit	74,451	67,044	233,232	212,948
Selling, general and administrative expenses	59,028	55,098	183,244	172,962
Transaction related expenses (1)	139	422	29,662	15,546
Restructuring and impairment charges (2)	2,244	—	5,017	—

Income from operations	13,040	11,524	15,309	24,440
Other income (expense):
Exchange gain (loss), net	1,702	(7,462)	(2,839)	(7,764)
Interest expense	(6,866)	(6,905)	(20,601)	(14,358)
Interest income	20	19	97	261
Loss on extinguishment of debt	(4,464)	—	(4,464)	(6,620)
Other expense	(74)	(79)	(258)	(419)
Other income	40	9	68	52

Income (loss) before income taxes	3,398	(2,894)	(12,688)	(4,408)
Income tax expense (benefit)	2,453	(460)	(1,669)	1,159

Income (loss) from continuing operations	945	(2,434)	(11,019)	(5,567)
Loss on discontinued operations, net of income tax expense of $0.0 million in 2004 and in 2003 (3)	(25)	(566)	(184)	(2,567)

Net income (loss)	$920	$(3,000)	$(11,203)	$(8,134)

Other Data:
Depreciation and amortization	$1,568	$1,409	$4,838	$4,359
Unrealized exchange loss (gain)	(1,850)	7,159	2,661	8,498
Brazil and Argentina shut down costs (4)	1,080	—	1,080	—
Non cash charges (5)	97	—	133	120
Losses from Thailand (6)	27	83	88	791
Net debt (7)	—	—	245,083	239,825
Consultants at end of period	—	—	436,000	400,000
Average number of consultants	436,000	408,000	438,000	405,000

(1)	Amounts relate to certain transaction expenses as defined in the covenants in the agreements governing the Company’s outstanding indebtedness. During 2004, these expenses related primarily to acquisition by Vorwerk. During 2003, these expenses related primarily to the recapitalization of the Company.

(2)	Current year restructuring charges related to the implementation of the Company’s plan to move substantially all manufacturing operations to its facilities in Mexico, primarily severance related charges and asset impairment, and related to severance charges related to the departure of certain members of management.

(3)	Venezuela, Colombia, Chile and Peru operations have been classified as discontinued operations.

(4)	Amounts relate to the costs to shut down Brazil and Argentina operations and include severance charges and non-cash charges in connection with the write off or disposal of assets.

(5)	Amounts relate to non-cash charges in connection with the write off or disposal of assets as defined in the covenants in the agreements governing the Company’s outstanding indebtedness.

(6)	Amounts represent the net operating losses from Thailand, a market the Company is in the process of liquidating.

(7)	Net debt is calculated as total debt less cash and cash equivalents.